STOCK PURCHASE AGREEMENT

by and among

KALERA SA,

KALERA PLC,

and

SANDTON CAPITAL SOLUTIONS MASTER FUND V, L.P.

Dated as of May 5, 2023

THIS AGREEMENT IS SUBJECT THAT CERTAIN NONDISCLOSURE AGREEMENT BY AND AMONG THE PARTIES OF EVEN DATE HEREWITH.

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY HEREOF BY ALL SUCH PARTIES TO ALL OTHER PARTIES. THIS DOCUMENT REMAINS SUBJECT TO THE FURTHER REVIEW AND COMMENT OF THE PARTIES IN ALL RESPECTS.

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

ARTICLE II

THE PURCHASE

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

ARTICLE V

COVENANTS

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

ARTICLE VII

TAX MATTERS

ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

ARTICLE IX

MISCELLANEOUS

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 5, 2023, is by and among KALERA SA, a Luxembourg public limited company (société anonyme) ("Seller"), KALERA PLC, a public limited company incorporated in Ireland ("Seller Parent") and SANDTON CAPITAL SOLUTIONS MASTER FUND V, L.P., a Cayman limited partnership ("Purchaser" and, together with Seller and Seller Parent, the "Parties").

RECITALS

WHEREAS, Seller holds all of the issued and outstanding shares of Company Common Stock (the "Transferred Shares") in VINDARA INC., a Delaware corporation (including any of its predecessors, the "Company");

WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase, the Transferred Shares for the consideration set forth below, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

"Accrued Taxes" means, without duplication of any Taxes otherwise taken into account in Indebtedness, any and all unpaid Tax liabilities of the Company for or relating to any Pre-Closing Tax Period (whether or not due and payable as of the Closing Date), including any Taxes of the Company attributable to payments, events or transactions occurring prior to the Closing Date that have been deferred until after the Closing Date pursuant to the CARES Act or any similar or additional Law intended to benefit taxpayers in response to COVID-19 net of any tax prepayment or overpayment and taking into account any Tax benefit attributable to any deductions, losses or credits including, for the avoidance of doubt, any such deductions, losses or credits related to the transactions contemplated by this Agreement; *provided*, that, for purposes of determining Accrued Taxes, (a) Taxes with respect to any Straddle Period shall be determined and allocated in accordance with Section 7.3 and (b) all deferred Tax liabilities and deferred Tax assets shall be excluded. For the avoidance of doubt, Accrued Taxes cannot be a negative number with respect to any particular Tax or with respect to any jurisdiction.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, including, by or before any Governmental Authority.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Agreement" shall mean any agreement or document contemplated hereby or any document, certificate or instrument delivered in connection hereunder.

"Anti-Corruption Laws" means any applicable Law or Governmental Order passed or enforced by any Governmental Entity with relevant jurisdiction and relating to anti-bribery or anticorruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, benefit, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Entity, government official, commercial entity, or any other Person in order to obtain a business advantage pursuant to applicable Law, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, U.K. Bribery Act 2010, as amended from time to time, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

"Business" means the Company's business, as conducted as of the date of this Agreement, including research, design, development, production, and commercialization of seeds for application in agriculture.

"Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

"Closing Balance Sheet" mean the unaudited balance sheet of the Company as of March 31, 2023.

"Closing Indebtedness" shall mean the aggregate amount of all Indebtedness of the Company outstanding as of immediately prior to the Closing.

"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

"Company Common Stock" means the Common Stock of the Company, par value $0.0001 per share, as so designated in the Company's Organizational Documents.

"Company Employee" shall mean an individual who is, immediately before the Closing, employed by the Company (including any employees on short-term or long-term disability or other leaves of absence).

"Company Intellectual Property" means any and all Company-Owned Intellectual Property and any and all Intellectual Property licensed, or for which analogous rights are otherwise granted, to the Company by a third party.

"Company Source Code" means, collectively, any Software source code and any database specifications or designs, build scripts, test scripts, documentation, instructions or algorithms contained in or relating to any Software included in the Company-Owned Intellectual Property.

"Company Technology" means all computer Software, firmware, computer hardware, servers, electronic, electrical, and mechanical equipment, network equipment, and all other forms of technology equipment and related systems, and all documents and other materials relating to any of the foregoing, in each case, that is owned or used by the Company.

"Company-Owned Intellectual Property" means any Intellectual Property that is owned or purported to be owned by the Company.

"Compensation Agreement" shall mean a Contract or other arrangement between Seller, the Company or any of their respective Affiliates and any Company Employee or Former Company Employee pursuant to which Seller, the Company or any of their respective Affiliates has any actual or contingent liability or obligation to provide compensation in consideration for past, present or future services, but in any event, including any retention, bonus, success bonus, separation, or severance agreement with a Company Employee.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"COVID-19" means the novel coronavirus disease known as SARS-CoV2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemic, pandemic or disease outbreaks.

"COVID-19 Measures" means any quarantine, "shelter in place," "stay at home," workforce reduction, furlough, social distancing, shutdown, closure, sequester, safety or similar Law, or other Laws, directives, guidelines or recommendations promulgated by any industry group or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

"Debt Forgiveness" means $3,300,000, representing Purchaser's forgiveness of the Company's debt to Purchaser pursuant to the Farm Credit Agreement and the Company's guarantee thereunder as consideration for the Transferred Shares pursuant to this Agreement.

"Environmental Claim" means any Action, Governmental Order, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all Persons (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Farm Credit Agreement" shall mean that certain Loan and Security Agreement, dated as of April 14, 2022, by and between Kalera, Inc. and Farm Credit of Central Florida, ACA (as amended, and, collectively with the agreements listed in Section 3.4(ii)(1)(a) through (c) of the Seller Disclosure Schedule).

"Former Company Employee" shall mean an individual who was formerly employed by the Company and whose employment with the Company terminated before the Closing (excluding any Company Employee on short-term or long-term disability or other leave of absence).

"Fraud" shall mean an act, committed by a Person, with intent to deceive another Person, or to induce such Person to enter into this Agreement, or otherwise act or refrain from acting, and requires: (a) the making of a false representation or warranty in Article III (in the case of Seller) or Article IV (in the case of Purchaser); (b) with knowledge that such representation or warranty is false; (c) with an intention to induce reliance by the Party to whom such representation or warranty is made; and (d) justifiable reliance by the Party to whom the representation is made on such representation or warranty; *provided, however*, that any reckless or similar misrepresentation of a material fact will not be deemed "Fraud", it being the intention of the Parties that "reckless fraud" and other forms of constructive fraud shall not constitute "Fraud" for any purpose under this Agreement.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Governmental Orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of

competent jurisdiction, or body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, policy, regulatory or Taxing authority or power of any nature.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, including executive orders.

"Hazardous Materials" means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"Indebtedness" means all Liabilities of the Company as of immediately prior to the Closing for or in respect of (a) the aggregate amount of all of the outstanding and unpaid principal, accrued interest, accrued fees and other charges or payment obligations relating to outstanding indebtedness for borrowed money, including any fees related to unused commitment amounts, (b) all Liabilities evidenced by notes, bonds, debentures or similar instruments, (c) all Liabilities in respect of bankers' acceptances, letters of credit, surety bonds or similar credit transactions, in each case to the extent drawn or for which the Company has a reimbursement obligation, (d) the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness, (e) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements, (f) all obligations as lessee that are, or pursuant to GAAP, should be, recorded as finance leases, (g) all obligations to pay the deferred purchase price of property, equipment or services, (h) all indebtedness created or arising under any conditional sale or other title retention contract with respect to property acquired, (i) the amount of any unfunded Liabilities under any nonqualified deferred compensation plan, defined benefit pension plan, or retiree medical benefit plan, (j) all outstanding severance obligations with respect to any current or former Company employee whose employment with the Company terminated prior to the Closing, (k) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which the Company is responsible or liable as guarantor (excluding the guarantee provided under the Farm Credit Agreement), (l) any Accrued Taxes and (m) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing, and the employer portion of any employment or payroll Taxes relating to amounts described in clauses (i) and (j). For the avoidance of doubt, the Company's accounts payable shall not be included in this definition.

"Insider" means the Seller or any current or former director, officer or employee of the Company and any of such Person's Affiliates.

"Intellectual Property" means all right, title and interest in and to intellectual property and proprietary rights throughout the world, whether registered or unregistered, including all rights associated with or arising out of any of the following: (a) domestic and foreign patents and patent applications (including utility models, design patents, certificates of invention and applications for certificates of invention and priority rights), including all provisional applications,

international (PCT) applications, substitutions, reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures ("Patents"); (b) trade secrets, know-how, rights in confidential information and other non-public information (whether or not patentable), including such rights in ideas, formulas, compositions, inventor's notes, discoveries and improvements, knowhow, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information ("Trade Secrets"); (c) all copyrights (including copyrights in software), copyrightable works, rights of ownership of copyrightable works and all rights to register the foregoing and obtain renewals and extensions of such registrations, rights in databases, data collections, "moral" rights, mask works, industrial designs, industrial design registrations and applications therefor, copyright registrations and applications therefor and corresponding rights in works of authorship, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works and transformation ("Copyrights"); (d) all trademarks, service marks, logos, trade dress, slogans, business names and trade names, Internet domain names, social media identifiers and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith ("Trademarks"); (e) any and all registrations, applications, renewals, recordings, licenses, common law rights, statutory rights and contractual rights to any of the foregoing; and (f) all Actions and rights to sue at Law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

"Intellectual Property Agreements" means any and all Contracts concerning Intellectual Property to which the Company is a party or beneficiary or by which the Company, or any of their properties or assets, may be bound, including all (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, (c) Contracts between the Company and any third party relating to the transfer, development, maintenance or use of Intellectual Property, (d) consents, settlements, decrees, Governmental Orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property, and (e) material transfer agreements pursuant to which the Company discloses or receives materials protected by Intellectual Property to or from another person.

"IRS" shall mean the United States Internal Revenue Service.

"Knowledge" means the knowledge that either Jade A. Stinson or Fernando Cornejo has or would have after reasonable inquiry in light of such individual's position.

"Law" means any statute, law (including all Tax laws), ordinance, regulation, rule, code or Governmental Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" means any and all debts, liabilities and obligations of any kind, whether accrued or not accrued, known or unknown, asserted or unasserted, matured or unmatured,

conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, due or to become due, written or oral, disclosed or undisclosed, direct or indirect, whenever or however arising (including whether arising out of any Law or Contract, or tort based on negligence or strict liability) regardless of whether it would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including any liability for Taxes.

"Lien" means any lien (including Tax liens), whether statutory or otherwise, pledge, mortgage, deed of trust, security interest, charge, claim, encumbrance, security interest, option, mortgage, easement, encroachment, deed of trust, hypothecation, assignment, option, preemptive purchase right, right of first refusal, right of first offer, right of way or other similar encumbrance or adverse claim of any kind in respect of any property or asset, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Material Adverse Effect" shall mean any change or effect that, individually or in the aggregate, (a) materially impairs Seller's ability to perform any of its covenants or obligations under this Agreement or (b) is materially adverse to the Company's business, financial condition or results of operations, taken as a whole; *provided, however*, that no change or effect arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect:

(i) changes generally affecting any or all of the industries in which the Company operates, except to the extent such changes have a material and disproportionate effect on the Company as compared to other similarly situated companies in such industry;

(ii) general national or international political, social, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, armed hostilities, cyber-attacks or other international or national calamity or acts of terrorism), except to the extent such conditions have a material and disproportionate effect on the Company as compared to other similarly situated companies in the Company's industry or geographies in which the Company operates;

(iii) general financial, banking or capital market conditions, including interest rates or currency exchange rates, or changes therein, except to the extent such conditions have a material and disproportionate effect on the Company as compared to other similarly situated companies in the Company's industry;

(iv) any earthquake, hurricane or other natural or man-made disaster, weather-related event or act of god;

(v) any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof, from and after the date of this Agreement;

(vi) the announcement of the potential sale of the Business or any portion thereof; the consummation of the transactions contemplated by this Agreement; or

changes or actions resulting therefrom, including impacts on relationships with customers, suppliers, employees, labor organizations, or governmental entities;

(vii) any action or omission permitted pursuant to the terms of this Agreement, or pursuant to the written request of Purchaser, or any action otherwise taken by Purchaser or any of its Affiliates;

(viii) any failure of Seller, the Company or the Business to meet financial projections or any estimates of revenues or earnings;

(ix) any pandemic, epidemic, disease outbreaks (including COVID-19) or other public health emergencies, or any COVID-19 Measures or any change in those COVID-19 Measures; and

(x) any matter set forth in the Seller Disclosure Schedule or any changes or developments in, or effects or results arising from or relating to, any matter set forth in the Seller Disclosure Schedule (unless specified otherwise therein).

"Open Source Materials" means Software or other material that is distributed as "open source software" or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License).

"Ordinary Course" means the ordinary course of business consistent with the Business' past custom and practice (including with respect to frequency and amount); *provided*, that, deviations from such ordinary course of business consistent with past custom and practice shall not be deemed outside the Ordinary Course of Business to the extent such deviations were reasonably necessary in response to the COVID-19 pandemic to protect the health and safety of the Company's employees and other individuals having business dealings with the Company.

"Organizational Documents" means, with respect to: (a) any corporation or limited liability company, its articles or certificate of incorporation or formation or memorandum and articles of association, bylaws or limited liability company agreement; (b) any partnership, its articles or certificate of formation and partnership agreement; and (c) any trust, its trust agreement.

"Permits" means all permits, licenses, approvals, Governmental Orders, concessions, clearances, registrations, certificates, franchises, qualifications, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

"Permitted Liens" means (a) statutory Liens for Taxes, assessments and other charges by Governmental Entities that are not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP; (b) statutory Liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course for sums not yet due; (c) Liens incurred or deposits made in the Ordinary Course in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations,

surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations or (d) liens under the guarantee provided under the Farm Credit Agreement.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, union, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" shall mean any taxable period ending on or prior to the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

"Purchaser Group" means Purchaser, any Affiliate of Purchaser (including, for the avoidance of doubt, following the Closing, the Company) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, accountants, attorneys, consultants, advisors and other representatives, successors or permitted assigns.

"Registered Intellectual Property" means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority or domain registrar, including the United Stated Patent and Trademark Office, the United States Copyright Office and any foreign Intellectual Property office, and including any of the following: (a) issued or granted Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) domain name registrations.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Sales" shall mean seed sales by the Company as recognized in revenue according to GAAP.

"Securities Act" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Seller Group" shall mean Seller, any Affiliate of Seller (excluding, for the avoidance of doubt, following the Closing, the Company) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, accountants, attorneys, consultants, advisors and other representatives, successors or permitted assigns.

"Software" means all (a) computer software, programs, applications, systems and code in any form, including compilations, tool sets, data compilers, databases and compilations, higher level or "proprietary" language, macros, software implementations of algorithms, models and methodologies, and source code and object code, (b) all versions, updates, corrections, enhancements, replacements and modifications of the foregoing and (c) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

"Straddle Period" means any taxable period beginning on or prior to and ending after the Closing Date.

"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

"Tax Return" means any return, form, declaration, report, claim for refund or credit, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, alternative or add-on minimum, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, abandoned and unclaimed property, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

"Transaction Expenses" means (i) all fees and expenses payable by the Company to its financial advisors, financial sponsors, legal counsel and other advisors or other third parties, in connection with or resulting from this Agreement or the Transactions or the sale process of the Company, (ii) any amounts that become payable by the Company to current or former employees of the Company pursuant to Compensation Agreements which become payable as a result of the Closing of the Transaction and the employer-side payroll taxes payable by the Company in respect thereof and (iii) any other transaction expenses of Seller or Seller Parent designated by Seller to be paid at the Closing; *provided however*, that the amount payable pursuant to the Stinson Bonus Letter, as defineid in Schedule 3.5(d), shall not be deemed a Transaction Expense.

"Transactions" means the transactions contemplated by this Agreement.

"Transfer Tax" shall mean any sales, use, transfer, documentary, stamp, registration, value added, real property transfer, or other similar Taxes imposed on or payable in connection with the Transactions or any other transactions effectuated (or deemed effectuated) pursuant to this Agreement or the entering into this Agreement.

"Treasury Regulations" shall mean the United States Treasury regulations promulgated under the Code.

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Agreement	Preamble
Benefit Plan	Section 3.14(a)
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Closing Payment	Section 2.2
Closing Statement	Section 2.4
Company	Recitals
Company Financial Statements	Section 3.5(a)
Company Registered Intellectual Property	Section 3.9(a)
Copyrights	Definitions
Customary Commercial Contract	Section 3.16(i)
Dataroom	Section 3.25
Enforceability Exceptions	Section 3.3
Insurance Policies	Section 3.10
Interim Financial Statements	Section 3.5(a)
Major Business Partners	Section 3.17
Material Contract	Section 3.7(a)
New Plans	Section 6.2
Non-Recourse Parties	Section 9.15
Orlando Lease	Section 2.5(b)(C)
Parties	Preamble
Patents	Definitions
Privileged Communications	Section 9.13
Purchase	Section 2.1
Purchaser	Preamble
Purchaser Disclosure Schedule	Article IV
Seller	Preamble
Seller Disclosure Schedule	Article III
Seller Parent	Preamble
Trade Secrets	Definitions
Trademarks	Definitions
Transferred Shares	Recitals

ARTICLE II
THE PURCHASE

2.1 The Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Transferred Shares (the "Purchase") free and clear of all Liens (other than Permitted Liens) in exchange for the consideration specified in Section 2.2.

2.2 Purchase Price. At the Closing, Purchaser shall pay to Seller (or its designee) the following amount as calculated in the Closing Statement (the "Closing Payment"):

(a) $3,994,431.84;

(b) minus, the Debt Forgiveness;

(c) minus, Transaction Expenses (if any);

(d) minus, Closing Indebtedness (if any) .

2.3 Intentionally Omitted.

2.4 Closing Statement. Seller has prepared and attached as Section 2.4 of the Seller Disclosure Schedule, as defined below, a statement (the "Closing Statement") setting forth as of the Closing, the Debt Forgiveness, all Transaction Expenses and Closing Indebtedness of the Company calculated as of immediately prior to the Closing. To the Knowledge of the Company, the Closing Statement contains a true, complete and accurate accounting of all such Transaction Expenses and Closing Indebtedness.

2.5 Closing.

(a) The closing of the transactions contemplated hereby (the "Closing") will take place remotely via the electronic exchange of documents and signatures on the date hereof (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) At the Closing:

(i) Seller shall deliver to Purchaser:

(A) certificates representing the Transferred Shares, duly endorsed (or accompanied by duly executed stock powers);

(B) documentation evidencing the release of all Liens on any Company Common Stock, assets or properties of the Company (other than Permitted Liens);

(C) a certification by the Company that meets the requirements of Treasury Regulations Section 1.1445-2(c) and 1.897-2(h), dated and in form and substance reasonably acceptable to Purchaser along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the Company upon Closing;

(D) a fully executed lease assignment for Kalera, Inc.'s office space located at 7455 Emerald Dunes Drive, Orlando, FL 32829 (the "Orlando Lease"); and

(E) release Purchaser Group pursuant to 9.14(b).

(ii) Purchaser shall:

(A) pay or cause to be paid to each Person set forth in the Closing Statement, the amount set forth opposite such Person's name in order to fully discharge the Transaction Expenses and Closing Indebtedness (if any) owed to such Person, which amount will be paid in accordance with the wire instructions set forth in the Closing Statement;

(B) pay to Seller (or its designee) the Closing Payment;

(C) release Seller pursuant to Section 9.14(a).

2.6 Withholding. Purchaser, and any of its paying agents, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to Seller or any other Person such amounts as Purchaser is required to deduct and withhold under applicable Law, with respect to the making of such payment *provided, however*, that, absent a change in Law or fact, no amount shall be withheld from any payment to Seller so long as the Company has delivered to Purchaser the certification described in Section 2.5(b)(i)(B). To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered to Purchaser concurrently with the execution of this Agreement (the "Seller Disclosure Schedule"), the Seller represents and warrants to Purchaser as follows:

3.1 Organization and Qualification.

(a) Each of Seller and Seller Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all

requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Section 3.1(b) of the Seller Disclosure Schedule contains a true, correct and complete list of (i) each jurisdiction where the Company is licensed or qualified to do business and (ii) the current directors and officers of the Company. The Company has made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company as in effect as of the date of this Agreement. The Company is not in default or violation of any of the provisions of its Organizational Documents.

3.2 Capitalization; Subsidiaries.

(a) The authorized Company capital stock consists of (1) 12,500 shares of Company Common Stock, of which 12,500 are issued and outstanding, and (2) 12,500 shares of Company Preferred Stock, of which 12,500 have been redeemed. All of the issued and outstanding Company Common Stock of the Company is owned by Seller and has been duly authorized, are validly issued, free and clear of any Liens (other than transfer restrictions imposed by securities Laws) and are fully paid and nonassessable and are not subject to any future capital calls. The Company has made available to Purchaser true, free from any material errors, and complete copies of the Companies' stock ledger, and the documents by which the redemption of the Company's Preferrd Stock were effectuated.

(b) There are no outstanding or authorized options, warrants, convertible securities, equity appreciation rights, redemption rights, vesting rights, repurchase rights, acceleration rights, Contracts, calls, commitments or other rights, agreements, arrangements or commitments of any character, contingent or otherwise, relating to the Company Common Stock or obligating the Company to issue or sell any shares of Company Common Stock or any other interest in the Company, and there is no Company Common Stock reserved for issuance for any purpose. There is no Contract pursuant to which the Company has agreed to repurchase or redeem any Company Common Stock or to provide funds to, or to make any investment in, or to provide any guarantee with respect to the obligations of any other Person, or that creates or provides for any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of Company Common Stock. No Company Common Stock of the Company was issued or granted in violation of any preemptive rights of any Person or in violation of the Securities Act or any other applicable securities Laws. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities that have the right to vote) with the shareholders of the Company on any matter.

(c) The Company has no Subsidiaries and does not own any capital stock or other equity interests in any other Person.

3.3 Authority Relative to This Agreement. Seller and Seller Parent have all necessary organizational power and authority, and has taken all organizational action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and Seller Parent and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of Seller and Seller Parent, enforceable against Seller and Seller Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in an Action at equity or at Law) (collectively, the "Enforceability Exceptions").

3.4 Consents and Approvals; No Violations. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of Seller or Seller Parent for the execution, delivery and performance by Seller or Seller Parent of this Agreement or the consummation by Seller or Seller Parent of the transactions contemplated by this Agreement, except for any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming compliance with the preceding sentence, neither the execution, delivery and performance of this Agreement by Seller or Seller Parent nor the consummation by Seller and Seller Parent of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective certificates of formation or operating agreements (or similar governing documents) of Seller or Seller Parent or the Company, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation, acceleration, penalty or payment of any obligation or loss of any benefit) under, or require the consent, approval or waiver of any Person under, any of the terms, conditions or provisions of any Material Contract of the Company, or (iii) violate or infringe any Law applicable to the Company or any of its properties or assets or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law to which the Company or any of the assets owned or used by the Company is subject, except in the case of clauses (i), (ii) or (iii) for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Purchaser true, correct and complete copies of (i) the reviewed balance sheet of the Company as of December 31, 2021 and the related statements of operations, stockholders' equity and cash flows for the Company for the 12-month periods then ended, (ii) the unaudited balance sheet of the Company as of December 31, 2022 and the related statements of operations, stockholders' equity and cash flows for the Company for the

12-month periods then ended, and (iii) the unaudited balance sheet of the Company as of March 31, 2023 and the related statements of income, stockholders' equity and cash flows of the Company for the one-month period then ended (the "Interim Financial Statements" and items (i)-(iii), collectively, the "Company Financial Statements"). The Company Financial Statements (A) have been derived from and are consistent with the books and records of the Company, (B) except as described in the notes thereto, have been prepared in accordance with GAAP in all material respects, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (none of which are expected to be material individually or in the aggregate), and (C) truthfully, fairly and accurately present the financial condition and results of operations and cash flows of the business of the Company as of the dates thereof or the periods then ended. The books of account and other financial records of the Company: (x) reflect all items of income and expense and all assets and Liabilities required to be reflected therein pursuant to GAAP and (y) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(b) The Company has not received any oral or written notification of any (i) "significant deficiency" in the internal controls over financial reporting of the Company, (ii) "material weakness" in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material.

(c) The Company is not party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any Affiliate of any member of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any "off-balance sheet arrangements" (as that term is defined in Item 303(a) of Regulation SK under the Securities Exchange Act of 1934).

(d) The Company does not have any Liabilities (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for (i) Liabilities reflected or reserved against on the Closing Balance Sheet, none of which is a Liability resulting from a breach of Contract, breach of warranty, tort, infringement or misappropriation, (ii) Liabilities arising under the executory portion of any Contract (other than any Contract required to be set forth in the Seller Disclosure Schedule that is not so set forth) none of which is a Liability resulting from a breach of Contract, breach of warranty, tort, infringement or misappropriation and (iii) Liabilities described in Section 3.5(d) of the Seller Disclosure Schedule.

3.6 Absence of Certain Events.

(a) Except as expressly contemplated by this Agreement, since June 30, 2022, (i) the Company has operated in the Ordinary Course in all material respects and (ii) there has not been, with respect to the Company, any event, effect, occurrence, fact, condition or change that has had, or would reasonably be expected to have, a material adverse effect on the Company or its business or operations.

(b) Since June 30, 2022, the Company has not directly or indirectly:

(i) made any payment to any Insider under any Contract or otherwise (other than payouts made to employees in the Ordinary Course in connection with such employees' employment with the Company);

(ii) (A) acquired or agreed to acquire in any transaction (including by means of a consolidation or merger) any equity interest in or business of any Person or division thereof or any properties or assets (other than purchases of supplies and inventory in the Ordinary Course) or (B) entered into any new line of business outside of its existing business;

(iii) adopted a plan of complete or partial liquidation or authorized or undertaken a dissolution, consolidation, restructuring or other reorganization;

(iv) sold, leased, licensed, optioned, transferred or disposed of any material assets of the Company (other than in the Ordinary Course for fair value or for the purpose of disposing of obsolete or worthless assets);

(v) declared, made, set aside or paid, or committed to make or pay, any dividend or distribution on any Company Common Stock;

(vi) effected any recapitalization, reclassification or like change in the capitalization of the Company;

(vii) (A) made or forgave any loans or advances to any Person or (B) made any capital contributions to or investments in any Person;

(viii) (A) terminated, amended or modified any Material Contract or Lease, other than any termination, amendment or modification of a Material Contract made in the Ordinary Course (including in connection with standard pricing negotiations), (B) waived, released or assigned any material rights, claims or benefits under any Material Contract or Lease, or taken or omitted to take any action that would constitute a material violation of or default under any Material Contract or Lease, (C) entered into any new collective bargaining or similar written Contract, or (D) entered into any Contract relating to the acquisition of title to any real property;

(ix) (A) issued, sold, pledged, transferred, disposed of or encumbered or agreed to issue, sell, pledge, transfer, dispose of, or encumber any shares of Company Common Stock, (B) granted options, warrants, calls or other rights to purchase or otherwise acquire shares of Capital Stock of the Company, or (C) redeemed, purchased or otherwise acquired any of the Capital Stock of the Company;

(x) increased, other than annual salary increases made in the Ordinary Course, the base salary of any employee or made any change to any Benefit Plan or established or terminated any Benefit Plan, granted any equity or equity-linked awards or transaction or retention bonus to any director, manager, officer, advisor, individual consultant or employee of the Company, or entered into any offer letter or employment, severance, consulting or similar agreement, in each case other than pursuant to (A) any applicable Law or (B) the terms of any existing Benefit Plan;

(xi) (A) hired or offered to hire any new employee with an annual salary in excess of $125,000 or terminated or encouraged any employee to resign (other than a termination for cause) or (B) instituted any general layoff of employees or implemented any early retirement plan or announced the planning of any such action;

(xii) (A) made, changed or rescinded any material election relating to Taxes, (B) settled or compromised any Action or controversy relating to Taxes, or consented to any extension or waiver of the statute of limitations thereof, (C) changed any annual Tax accounting period, (D) adopted or changed any method of Tax accounting, (E) obtained any Tax ruling, entered into any closing agreement, or surrendered any right to claim a Tax refund, offset or other reduction in Tax Liability, (F) prepared, filed or amended any Tax Return (including any Tax Return for estimated Taxes), (G) failed to timely file any material Tax Return when due (taking into account any applicable extensions), or failed to pay when due any Tax Liability, (H) entered into any Tax sharing, Tax indemnity, Tax allocation or similar Contract or arrangement (other than any Customary Commercial Contract) or (I) initiated any voluntary disclosure, amnesty or similar program with respect to Taxes;

(xiii) instituted, discharged, settled or compromised any Action;

(xiv) abandoned, allowed to lapse, encumbered, conveyed title (in whole or in part), exclusively licensed or granted any right or other license to Company Intellectual Property, in each case other than non-exclusive licenses to customers, suppliers or service providers made in the Ordinary Course;

(xv) changed its financial accounting methods, principles or practices, except insofar as required by a change in GAAP or applicable Law, or revalued any of its material assets, other than as required by GAAP;

(xvi) incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto not included in or contemplated by the Company's capital expenditures budget that individually is in excess of $50,000;

(xvii) failed to renew, make payments as due and otherwise comply in all material respects with the terms of material insurance policies with respect to the assets, operations and activities of the Company;

(xviii) suffered any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $10,000, whether or not covered by insurance, or

(xix) entered into any binding commitment or agreement to do any of the foregoing.

3.7 Contracts.

(a) Section 3.7(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which the Company is a party, by which

the Company or any of its properties or assets is bound or affected or pursuant to which the Company is an obligor or a beneficiary (each, a "Material Contract"):

(i) all Contracts (or group of related Contracts) of the Company involving aggregate consideration in excess of $75,000 per annum or requiring performance by any party more than one year from the date of this Agreement;

(ii) all Contracts (or group of related Contracts) that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) since December 31, 2021;

(iii) except for Contracts relating to trade receivables and payables, all Contracts relating to Indebtedness (including guarantees of indebtedness for borrower money) of the Company;

(iv) all Contracts between the Company on the one hand and a holder of Capital Stock of the Company or any Affiliate of a holder of Capital Stock of the Company on the other hand;

(v) all Contracts with any Major Business Partner;

(vi) (A) all collective bargaining agreements or other Contracts with any union to which the Company is a party, or (B) all Contracts that set forth the terms and conditions of employment for any employee or service provider of the Company;

(vii) all participation Contracts or other documentation of the participation of the Company in any employer association or other group for the purpose of collective bargaining or otherwise designating a third party as the bargaining representative for the Company;

(viii) all Contracts pertaining to a partnership, limited liability company, joint venture, teaming arrangement or other similar arrangement in which the Company participates as a partner, member or joint venturer or otherwise involves a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(ix) all (A) Contracts dependent on the guaranty or security of any Person or that requires a letter of credit or other bond securing performance or warranty and (B) surety, performance or completion bond or other surety arrangements;

(x) all Contracts (or group of related Contracts) for capital expenditures in excess of $75,000, in the aggregate;

(xi) each power of attorney that is currently in effect and outstanding;

(xii) all Contracts with any agency or sales representative for the marketing and selling of any products and services;

(xiii) all Contracts that provide for consequential or special damages, continuing representation or warranty or any indemnification obligation or under which the Company has any continuing Liability in excess of $75,000;

(xiv) all Contracts under which the Company has made an advance or loan to any current or former director, officer, employee or Affiliate thereof;

(xv) all Contracts that (A) restrict the Company from engaging or competing in any line of business, in any geographic area or with any Person, (B) restrict the development, manufacture, marketing, distribution or sale of any products or services of the Company, (C) restrict or prohibit the transaction of business with any other Person (including by restricting the solicitation of business with any other Person) by the Company, (D) restrict or limit the entering into any market or line of business by the Company or any of its employees, (E) provide for "meet competition," "most favored nation" pricing terms or similar rights in favor of a third party, (F) grant to another Person exclusive rights with respect to any products, services or territory, or (G) restrict the solicitation by the Company of any employees employed by any other Person;

(xvi) all Intellectual Property Agreements (other than licenses for unmodified commercially available off-the-shelf Software with a total aggregate replacement cost or license fee of less than $20,000 per calendar year);

(xvii) all Contracts under which the Company has agreed to share any Tax liability with any Person;

(xviii) all management service or any other similar type Contract;

(xix) all leases, subleases, rental or occupancy Contracts, installment and conditional sale Contracts (other than Leases);

(xx) all other Contracts which, if terminated or not renewed, would reasonably be expected to have a Material Adverse Effect;

(xxi) all Contracts that would prevent consummation of the Transactions, compliance by the Company with the terms, conditions, and provisions of any Transaction Document, or the continued operation of the business of the Company after the date of this Agreement or the Closing Date on substantially the same basis as historically operated;

(xxii) all Contracts (or group of related contracts) reasonably likely to result in a loss to the Company in excess of $50,000;

(xxiii) all Contracts with any Governmental Authority;

(xxiv) since June 30, 2022, all settlement agreements with respect to any Action and all co-existence agreements, which will after the date hereof (A) involve payments of consideration in excess of $25,000 or (B) impose material non-monetary obligations of the Company to any other Person outside the Ordinary Course consistent with past practice; and

(xxv) all Contracts for the lease or sublease of any personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any personal property, other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $75,000 and a term of less than one year.

(b) The Company has made available to Purchaser a true, correct and complete copy of each Material Contract (including all amendments, modifications and supplements thereto). Each Material Contract is in full force and effect and is valid, binding and enforceable against each party thereto, except as the enforceability thereof may be limited by the Enforceability Exceptions. The Company is not and, to the Company's Knowledge, no other party is, in violation or breach of, or in default under, any Material Contract. To the Company's Knowledge, no event has occurred (with or without notice or lapse of time) that will or would reasonably be expected to give any party the right to (i) cancel or terminate or modify in any material respect the rights or obligations of the Company under any Material Contract or (ii) seek damages or other remedies.

3.8 Title to Assets; Real Property.

(a) The Company has good and valid title to all of its tangible personal property and assets. All such properties and assets are free and clear of Liens except for:

(i) Permitted Liens;

(ii) those items set forth on Section 3.8(a)(i) of the Seller Disclosure Schedule;

(iii) statutory Liens for current Taxes not yet due and payable;

(iv) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course which, individually or in the aggregate, have not had and would not have a material adverse effect on the Company or any of its business or operations.

(b) The Business is conducted only through the Company. The assets and property (real and personal), tangible and intangible, currently owned, leased, licensed, used or held for use by the Company are sufficient for the operation of the business of the Company as presently conducted. As of the Closing, the Company will lease, own, license, use or hold for use all of the assets or property (real or personal), tangible or intangible, utilized in or necessary to the operation of the Business.

(c) The tangible personal property and assets of the Company are in good operating condition and repair (subject to normal wear and tear), have no material deferred maintenance obligations and have been maintained in material compliance with all applicable warranties. None of the tangible personal property and assets of the Company have been operated or maintained other than in the Ordinary Course.

(d) The Company does not own any real property and has never owned any real property. Except for contemporaneous efforts to assume the Orlando Lease, the Company does not lease any real property.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all (i) Registered Intellectual Property owned by the Company ("Company Registered Intellectual Property") and (ii) material unregistered Intellectual Property owned or purported to be owned by the Company, in each case, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, the anticipated expiration date, the status, and the identity of the current applicant or registered owner. Except as set forth in Schedule 3.9(a), the Company owns or has the right to use all Intellectual Property necessary to conduct the business of the Company as currently conducted. All of the Company-Owned Intellectual Property is wholly and exclusively owned by the Company free and clear of any options, rights, licenses, restrictions and Liens.

(b) Since January 1, 2021, (i) the conduct of the Company's business has not and does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person and (ii) to the Company's Knowledge, no Person has or is infringing, misappropriating or otherwise violating any Company Intellectual Property. No Action is pending, or has since January 1, 2021 been asserted or threatened in writing by or against the Company concerning any of the foregoing, nor has the Company received any notification that a license granted to the Company under any other Person's Intellectual Property is or may be required. The Company has no Knowledge and no reason to believe that there exists a basis that would give rise to such an Action, and there exists no basis upon which the Company intends to assert any Action against another Person, and the Company has not sent any notification to any person offering a license granted under any Company Intellectual Property.

(c) Section 3.9(c) of the Seller Disclosure Schedule lists all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement, or misappropriation or other violation by the Company or such other Person of the Intellectual Property rights of any third party.

(d) No Company-Owned Intellectual Property is subject to a Contract containing a covenant that materially limits or restricts the ability of the Company to use or exploit any such Company-Owned Intellectual Property, in each case, in a manner that would materially limit the business of the Company as currently conducted.

(e) Except as set forth in Section 3.9(e) of the Seller Disclosure Schedule, each item of Company Intellectual Property that is Company-Owned Intellectual Property and, to the Company's Knowledge, all other Company Intellectual Property, is valid, subsisting and enforceable, and all necessary registration, maintenance and renewal fees in connection with any Company Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property as of the date of this Agreement. There are no actions that must be taken by the Company within 90 days of the date of this Agreement, including the payment of any

registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(f) The Company has taken all reasonable steps in accordance with customary industry practice to secure its rights in and to protect and maintain the Company Intellectual Property. Without limiting the foregoing, each current and former employee and contractor who has either performed services on behalf of the Company or provided any deliverables to the Company has executed a written agreement with the Company that (i) requires the employee or contractor to adequately maintain and protect the confidentiality of the Company's proprietary information and to use such information solely for the benefit of the Company and (ii) irrevocably assigns to the Company all rights in any Intellectual Property developed by the employee or contractor in the course of their employment or engagement with the Company, as applicable. To the Company's Knowledge, no current or former employee or contractor is in violation of any term of any such agreements or in violation of any employment contract or any other agreement, or any restrictive covenant, relating to the right to use Trade Secrets, Intellectual Property or proprietary information of others, and, to the Company's Knowledge, the employment of any such employee or contractor by the Company has not and does not subject the Company to any liability to any Person. Except under appropriate confidentiality obligations, there has been no disclosure by the Company of any Trade Secrets or other confidential information used in conducting the business of the Company.

(g) No Company Intellectual Property that is Company-Owned Intellectual Property nor, to the Company's Knowledge, any other Company Intellectual Property, was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any educational institution or research center, and no government funding, facilities, faculty or students of an educational institution or research center or funding from third parties was used in the development of Company Intellectual Property. No current or former employee or contractor who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for a Governmental Authority, educational institution or research center during a period of time during which such employee or contractor was also performing services for the Company.

(h) The Company Technology is in sufficiently good working condition, reasonably maintained and provides sufficient licensed capacity to perform all information technology operations necessary for the conduct of the business of the Company. Since January 1, 2021, to the Company's Knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Company Technology, that has caused any material disruption of or interruption to the use of such Company Technology or the conduct of the business of the Company. The Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, acts in material compliance therewith, and tests such plans and procedures on a regular basis with reasonable success.

(i) The Company has not disclosed or delivered any Company Source Code to any person, other than disclosures to employees and independent contractors who are under

binding written agreements to maintain and protect the confidentiality of the Company Source Code.

(j) To the Company's Knowledge, the Software constituting Company Intellectual Property and used in the provision of Company Technology does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such Software is stored or installed or damage or destroy any data or file without the user's consent. The Company has implemented procedures that are both reasonable and consistent with standard industry practices designed to ensure that Company Technology owned by the Company and other software constituting Company-Owned Intellectual Property are free from viruses, disabling or other malicious codes. To the Company's Knowledge, such Company Technology and other software constituting Company Intellectual Property do not contain any bugs which materially and adversely affect, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Technology and other software constituting Company Intellectual Property. No Software constituting Company-Owned Intellectual Property fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software.

(k) With respect to Open Source Materials that are or have been used by the Company, the Company has been and is in compliance in all material respects with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. Except as set forth in Section 3.9(k) of the Seller Disclosure Schedule, the Company has not used any Open Source Materials in a manner that requires, or conditions the use of such Open Source Materials or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for Company-Owned Intellectual Property or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works to such Company-Owned Intellectual Property or portions thereof, or (C) licensing or otherwise distributing or making available Company-Owned Intellectual Property or any portion thereof for a nominal or otherwise limited fee or charge.

3.10 Insurance. Section 3.10 of the Seller Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all policies of excess loss, fire, liability, production, completion bond, workmen's compensation and other forms of insurance currently in effect covering any of the assets, business, directors, managers or employees of the Company (collectively, the "Insurance Policies"). Such Insurance Policies are in full force and effect (subject to renewal thereof in accordance with their terms following the date of this Agreement), all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Seller Parent or any of its Subsidiaries, as applicable, with respect to any such Insurance Policy.

3.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Section 3.11(a) of the Seller Disclosure Schedule, there are no, and since March 10, 2021 there have not been any, Actions pending or, to the Company's Knowledge, threatened against or relating to the Company, its business or assets, or

any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), and to the Company's Knowledge, no event has occurred or circumstances exist that would give rise to or serve as the basis for any commencement of any such Action. There is no Action pending or threatened by the Company against any other Person, and no event has occurred or circumstances exist that would give rise to or serve as the basis for any commencement of such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

3.12 Compliance with Laws; Permits.

(a) The Business has been, and is currently, conducted in compliance in all material respects with all applicable Laws, the Company has been, and is currently, in compliance with all applicable Law, and the Company has not received any written notice alleging any violation under any Law. The Company is not currently liable for the payment of any claims, damages, fines, penalties or other amounts, however designated, for failure to comply with any Laws and, to the Company's Knowledge, no material expenditures are or will be required to remain in compliance with such Laws. To the Company's Knowledge, there is not any present or proposed requirement of any applicable Law that is due to be imposed on the Company that is reasonably likely to increase the cost of complying with such Law or that would render illegal or restrict the operations of the business of the Company.

(b) All Permits required for the Company to conduct its business in all material respects have been obtained by it and are valid and in full force and effect. The Company is not in material default (or with the giving of notice or lapse of time or both, would be in default) under any such Permits, and there are no Actions pending or, to the Company's Knowledge, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.12(b) of the Seller Disclosure Schedule contains a true, correct and complete list of all current material Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration.

3.13 Environmental Matters.

(a) The Company is, and has been, in material compliance with all Environmental Laws, and has not received from any Person any Environmental Notice or Environmental Claim which either remains pending or unresolved or is the source of ongoing obligations or requirements.

(b) The Company has not caused and, to the Company's Knowledge, no other Person has caused a Release of Hazardous Materials in contravention of Environmental Laws or in a manner which would reasonably be expected to result in an Environmental Claim with respect to the business or assets of the Company.

3.14 Employee Benefit Matters.

(a) Section 3.14(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each benefit, retirement, employment, consulting, incentive, bonus, equity stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, health, welfare and fringe-benefit agreement, plan, fund, trust, Contract, policy and program (whether written or oral, qualified or nonqualified, funded or unfunded), including any Compensation Agreement that (i) covers current or former officers, employees, directors or independent contractors or consultants of the Company and (ii) is maintained or sponsored by the Company (each, a "Benefit Plan").

(b) True, correct and complete copies of the following materials have been made available to Purchaser for each Benefit Plan (as applicable): (i) all current plan documents for each Benefit Plan or, in the case of an unwritten Benefit Plan, a written description thereof; (ii) all determination letters or advisory or opinion from the Internal Revenue Service with respect to any of the Benefit Plans; (iii) all trust documents and funding arrangements, including insurance policies and any other material agreements or Contracts for such Benefit Plan; and (iv) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Benefit Plans.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is maintained on a pre-approved plan that has received an advisory or opinion letter from the Internal Revenue Service, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination, advisory or opinion letter from the Internal Revenue Service.

(d) Each Benefit Plan has been established, maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.

(e) Neither the Company nor any ERISA Affiliate currently has, and at no time in the past has had, Liability with respect to or an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) There is no pending or, to the Company's Knowledge, threatened, Action relating to a Benefit Plan (other than routine claims for benefits), nor is there any basis for one.

(g) Neither the execution of this Agreement nor the consummation of the Transactions will (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (including cash or other property and whether of severance pay or otherwise) becoming due from the Company to any Persons, (ii) accelerate the vesting or payment of or provide any additional or increased rights, compensation or benefits (including funding of

compensation or benefits through a trust or otherwise) to any employee, former employee of the Company, or current or former officer, director, independent contractor or consultant of the Company, or (iii) limit or restrict the ability of Purchaser or its Affiliates to merge, amend or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of the Transactions will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code. The Company does not have any obligation to provide any Tax "gross up," indemnification or similar payment to any Person under Sections 4999 or 409A of the Code. No Benefit Plan is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code).

3.15 Employment Matters.

(a) Section 3.15(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all employees of the Company, including each such employee's title, work location, date of hire (and re-hire, as applicable), full-time or part-time status, leave status (if any), base wage rate or annual salary, target bonus opportunity, accrued but unused sick and vacation leave or paid time off, and exempt/non-exempt status. The Company is not and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization, and there is not and has not been any union representing or purporting to represent any employee of the Company, and, to the Company's Knowledge, no union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any union either directly or through a third party representative.

(b) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including without limitation, the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act (and similar state and local Laws), the National Labor Relations Act and all other applicable Laws relating to labor and employment practices, including without limitation Laws relating to plant closures and layoffs, government contracts, collective bargaining, equal employment opportunities, fair employment practices, leaves of absence, privacy, background checks, work authorization, discrimination and harassment, health and safety, workers' compensation, affirmative action, wages, hours, classification as (i) exempt or non-exempt, or (ii) employee or independent contractor, collective bargaining and the payment and withholding of Taxes.

(c) There are no Actions against the Company pending, or to the Company's Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or engagement of any current or former employee or service provider of the Company or in connection with any alleged collective bargaining obligation or participation by the Company in a multi-employer bargaining group, including without limitation any claim relating to unfair labor practices, employment discrimination, breach of contract, harassment, retaliation, wage and hour disputes, equal pay or any other employment related matter arising under applicable Laws.

(d) The Company does not employ or engage any employee, consultant or independent contractor who cannot be dismissed immediately, whether currently or immediately after consummation of the Transactions, without notice or cause and without further liability to the Company.

3.16 Taxes.

(a) Except as set forth on Section 3.16(a) of the Seller Disclosure Schedule, the Company has timely filed, or caused to be filed, taking into account any extensions validly obtained in the Ordinary Course, all income and other material Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (other than pursuant to extensions validly obtained in the Ordinary Course).

(b) All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(c) The unpaid Taxes of the Company did not, as of the date of the Closing Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto). Since the date of the Closing Balance Sheet, the Company has not incurred any liability for material Taxes outside the Ordinary Course.

(d) All material Taxes which the Company is obligated to withhold or collect from amounts paid or owing to or from any employee, director, manager, independent contractor, creditor, stockholder or third party have been properly withheld, collected, reported and paid over to the proper Governmental Authority.

(e) There are no Liens on any of the assets of the Company for Taxes, other than Permitted Liens.

(f) Within the last six years, the Company has not granted an extension or waiver of any statutes of limitations with respect to the assessment or collection of any Tax, and no power of attorney or similar authorization with respect to any such Taxes has been executed or filed with any Governmental Authority that remains in force as of the Closing Date.

(g) The Company has not received a written claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction.

(h) The Company has not been a member of an affiliated group of corporations filing a consolidated return under Section 1502 of the Code, or any similar group for federal, state, local or foreign Tax purposes, other than a group of which the Company is the common parent.

(i) The Company is not a party to any Tax sharing, Tax indemnity, or Tax allocation agreement or similar Contract, agreement or arrangement (other than customary provisions in commercial agreements or arrangements entered into in the Ordinary Course no

principal subject matter of which is Taxes (each, a "Customary Commercial Contract")), has no Tax indemnity obligation in favor of any Person, and has no other liability for the Taxes of any Person, including pursuant to Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law.

(j) No Tax Return of the Company is or has been subject to an Action by any Governmental Authority and no such Action is currently pending. The Company has not received from any Governmental Authority any: (A) written notice indicating an intent to open a Tax audit or other review; (B) written request for information related to Tax matters; or (C) written notice of deficiency or proposed Tax adjustment, in each case, which has not been resolved as of the date hereof. No claim, legal proceeding, or Action is pending or has been threatened in writing against the Company in respect of any Tax (including any Tax filing or Tax reporting obligation).

(k) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a pre-Closing period; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or under any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received, or deferred revenue accrued, prior to the Closing. The Company has not made an election pursuant to Section 965(h) of the Code;

(l) The Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m) The Company has not participated in or been party to any "listed transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) (or under any similar provision of state, local or foreign Law).

(n) The Company is not the beneficiary of any Tax holiday, Tax abatement or similar arrangement.

(o) The Company has not received or been the subject of, or requested, any written ruling from a Governmental Authority relating to Taxes, and the Company has not entered into a Contract with a Governmental Authority relating to Taxes.

(p) the Company has (i) properly complied with all applicable Laws with respect to the deferral of the amount of the employer's share of any "applicable employment taxes" under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act and (iii) not sought (and no Affiliate that would be aggregated with the Company (or any of its Subsidiaries) and treated as one employer for purposes of Section 2301 of the CARES Act has sought) a covered loan under

paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as amended by Section 1102 of the CARES Act).

(q) Notwithstanding anything herein to the contrary, this Section 3.16, and as much of Section 3.6, Section 3.7, Section 3.8, Section 3.12 and Section 3.14 as relate to Taxes, contain the sole representations concerning Taxes of the Company, and no representations are made concerning the amounts of or Purchaser's or any other Person's ability to utilize or otherwise benefit from Company net operating losses, capital losses, deductions, Tax credits and other similar items of the Company.

3.17 Major Business Partners. Section 3.17 of the Seller Disclosure Schedule sets forth the 15 largest suppliers (in terms of dollars spent) of the Company and the 15 largest customers (in terms of dollars billed) of the Company during each of the calendar years 2021 and 2022, together with the dollar amount of goods purchased from each such supplier and the dollar amount billed to each customer during each such period (collectively, the "Major Business Partners"). The Company maintains good relations with the Major Business Partners, and no such party has prematurely cancelled, or terminated or modified in a manner materially adverse to the Company, or to the Company's Knowledge, made any threat to prematurely cancel, or terminate or modify in a manner materially adverse to the Company its relationship with the Company. No rebates (volume or otherwise), discounts or benefits are due, accruing due or payable to any customer of the Company. No supplier of the Company is a sole source supplier, nor during the last 12 months has the Company been dependent upon any one supplier for more than 10% by value of its purchases. The Company does not use any distributor, manufacturing representative or other third party through which it sells or services its goods or services.

3.18 Books and Records; Bank Accounts and Power of Attorney.

(a) True, correct and complete copies of (i) the minute books, equity registries and corporate (or similar) records and seals, if any, of the Company and (ii) all the documents identified in the Seller Disclosure Schedule have been made available to Purchaser.

(b) Section 3.18(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i)(A) the account number for each bank account of the Company, (B) the name and address of each bank with whom the Company has an account or safe deposit box, (C) the name of each Person authorized to draw thereon or have access thereto, and (D) the balance set forth in each such account, or the contents contained in each such safe deposit box, as the case may be, in each case as of the date immediately prior to the Closing Date and (ii) the name of each Person holding a power of attorney on behalf of the Company.

3.19 Accounts Receivable; Inventory.

(a) All accounts receivable reflected on the Closing Balance Sheet, are valid, genuine and subsisting, incurred in the Ordinary Course for bona fide sales and deliveries of goods, performance of services or other business transactions. Section 3.19(a) of the Seller Disclosure Schedule sets forth all accounts receivable of the Company outstanding as of the date of this Agreement and except as set forth in such Section 3.19(a), all such accounts receivable will be collectible in full in the Ordinary Course (and in any event within 90 days of the date each such

account receivable was accrued). No accounts receivable of the Company (i) are subject to any pending or threatened set-off, discount or counterclaim, other than for which a reserve has been established on the Company Financial Statements, or (ii) have been assigned or pledged to any Person, except for Liens terminated as of the Closing.

(b) All inventory used in the business of the Company conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the Ordinary Course and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved on the Closing Balance Sheet.

3.20 Absence of Certain Business Practices. Neither the Company, nor any Affiliate, officer, director, employee or agent or other Person acting on behalf of the Company, acting alone or together, has engaged in any act or practice which would constitute a violation of any Anti-Corruption Laws, including (a) receiving, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other Person in violation of such Laws, or (b) directly or indirectly, giving or agreeing to give any money or gift to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) in violation of such Laws. To the Knowledge of the Company, neither the Company, nor any Affiliate, officer, director, employee or agent or other Person acting on behalf of the Company has received any communication from a Governmental Entity regarding the violation or possible violation of any applicable Anti-Corruption Laws. During the past two years, the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law. Each transaction in connection with the Company is properly and accurately recorded on the books and records of the Company in all material respects, and each document, if any, upon which entries in the Company's books and records are based is complete and accurate in all material respects. The Company maintains a system of internal accounting controls adequate to ensure that it maintains no off-the-books accounts and that the assets of the Company are used only in accordance with the Company's management directives.

3.21 Warranties. All products manufactured, sold or delivered by the Company and all services rendered in the conduct of the business of the Company have been in conformity with all applicable contractual commitments and all express or implied warranties. There exists no pending or, to the Company's Knowledge, threatened warranty claim relating to the Company, except to the extent adequately reserved for on the face of the Balance Sheet, and to the Company's Knowledge, no event has occurred or circumstances exist that would give rise to or serve as the basis for any commencement of any such claim.

3.22 Insider Transactions. Except as set forth on Section 3.22 of the Seller Disclosure Schedule, no Insider (a) is a party to any Contract or transaction with the Company or which pertains to the business or operations of the Company (other than in such Insider's capacity as an

employee), (b) has any interest in any assets of the Company or used in or pertaining to the business or operations of the Company, or (c) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company.

3.23 Data Privacy. Except as set forth on Section 3.23 of the Seller Disclosure Schedule, the Company has (a) established and complied in all respects with its published privacy policies and internal privacy policies and guidelines, related contractual obligations with customers and suppliers and all Laws relating to data privacy, data collection, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of customers, suppliers, employees, contractors, and third parties who have provided information to the Company) and (b) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, unauthorized transmission, modification, or other misuse of any such information by the Company or any of its employees or contractors. No Person (including any Governmental Authority) has made any claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by the Company or any of its employees or contractors. The execution, delivery and performance of this Agreement and the consummation of the Transactions complies with the Company's applicable privacy policies and with all Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected). The Company has at all times made all required disclosures to, and obtained any necessary consents from, users, customers, suppliers, employees, contractors, Governmental Authorities and other applicable Persons required by Laws related to data privacy, data collection, data protection and data security and has filed any required registrations with the applicable data protection authority.

3.24 Brokers. Other than Roth Capital, no broker, finder or investment banker has been retained by or is authorized to act on behalf of the Company or any of its respective Affiliates who might be entitled to any brokerage, finder's or other fee or commission from the Company, Purchaser or any of their respective Affiliates in connection with the Transactions or otherwise based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.25 No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Seller Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (it being understood that Purchaser has relied only on such express representations and warranties), Purchaser acknowledges and agrees that neither Seller nor Seller Parent nor any other Person on behalf of Seller or Seller Parent makes, and Purchaser has not relied on, the accuracy or completeness of any express or implied representation or warranty with respect to Seller or Seller Parent or the Company or with respect to any statement or information of any nature made or provided by any Person, including any disclosures, documents, projections, forecasts or other material made available to Purchaser or any of their respective Affiliates or representatives including in that certain datasite administered by Datasite (the "Dataroom"). Without limiting the foregoing, neither Seller nor Seller Parent nor any other Person will have or be subject to any liability whatsoever to Purchaser, or any other Person, resulting from the distribution to Purchaser or any of their respective Affiliates or representatives, or Purchaser's or

any of their respective Affiliates' or representatives' use of or reliance on, any such information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of their respective Affiliates or representatives including in the Dataroom, or otherwise in expectation of the transactions contemplated by this Agreement or any discussions with respect to any of the foregoing information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Except as set forth in the disclosure schedule delivered to Seller concurrently with the execution of this Agreement (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to Seller as follows:

4.1 Organization and Qualification; Subsidiaries. Purchaser is duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

4.2 Authority Relative to This Agreement. Purchaser has all necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller and Seller Parent, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement, except for any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Assuming compliance with the preceding sentence, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or any of its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a

default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, or require the consent of any Person under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (i) or (ii) for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.5 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any debt being entered into in connection therewith):

(a) the fair saleable value (determined on a going concern basis) of the assets of Purchaser shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) Purchaser shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) Purchaser shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

4.6 Acquisition of Transferred Shares for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Transferred Shares. Purchaser confirms that Seller has made available to Purchaser and Purchaser's agents the opportunity to ask questions of the officers and management employees of Seller Parent, Seller and of the Company as well as access to the documents, information and records of Seller Parent, Seller and the Transferred Shares and to acquire additional information about the business and financial condition of the Company, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and its properties, assets, business, financial condition, prospects, documents, information and records. Purchaser is acquiring the Transferred Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Shares. Purchaser acknowledges that the Transferred Shares has not been registered under the Securities Act or any state securities Laws, and agrees that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

4.7 Inspections; Limitation of Seller's Warranties. Purchaser is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Except as otherwise expressly set forth in this Agreement, the Transferred Shares and the businesses and properties of the Company are furnished "AS IS," "WHERE IS" AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR PROPERTIES OF THE COMPANY.

4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as qualified by the Purchaser Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (it being understood that Seller and Seller Parent have relied only on such express representations and warranties), Seller acknowledges and agrees, on its own behalf and on behalf of Seller Parent, that neither Purchaser nor any other Person on behalf of Purchaser makes, and neither Seller nor Seller Parent has relied on, the accuracy or completeness of any express or implied representation or warranty with respect to Purchaser. Without limiting the foregoing, neither Purchaser nor any other Person will have or be subject to any liability whatsoever to Seller or Seller Parent, or any other Person, resulting from the delivery or disclosure to Seller or Seller Parent or any of their respective Affiliates or representatives, or Seller's or Seller Parent's or any of their respective Affiliates' or representatives' use of or reliance on, any documentation or other information by any Person, or otherwise in expectation of the transaction contemplated by this Agreement or any discussions with respect to any of the foregoing information.

ARTICLE V
COVENANTS

5.1 Access to Books and Records.

(a) At and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, afford Seller Parent and its representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of the Company to the extent that such access may be reasonably requested by Seller Parent and as such materials relate to the conduct of the Business prior to the Closing; *provided, however*, that nothing in this Agreement shall limit any of Seller's rights of discovery.

(b) Purchaser agrees to hold all the books and records of the Company existing on the Closing Date and not to destroy or dispose of any thereof until the seven (7) year anniversary of the Closing Date or such longer time as may be required by Law.

5.2 Public Announcements. Except as otherwise required by Law, each of Seller, Seller Parent and Purchaser will, and will cause their Affiliates to, consult with the others (including (i) providing the others reasonable opportunity to comment and (ii) considering any such comments

in good faith) and obtain the consent of the others (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement or make such other communication shall (i) use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such press release or public announcement and (ii) consider any such comments in good faith in advance of such publication or such other communication in advance of the time it is made.

5.3 Insurance. From and after the Closing Date, the Company shall cease to be insured by Seller, Seller Parent or any of their respective Affiliates (other than the Company) insurance policies or by any of their self-insured programs, and shall have no access to any such insurance policies. Seller, Seller Parent or any of their respective Affiliates may, to be effective as of the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.3. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Company and the Business.

5.4 Litigation. In the event and for so long as Seller or Seller Parent actively is prosecuting, contesting or defending any legal proceeding, action, investigation, charge, claim, or demand by a third party (other than Purchaser or any of its Affiliates) in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business or the Company prior to Closing, Purchaser shall, and shall cause its Subsidiaries and controlled Affiliates to, reasonably cooperate, at Seller's expense, with Seller or Seller Parent, as applicable, and its respective counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records, as they relate to period prior to Closing, as shall be reasonably requested in connection with the prosecution, contest or defense. Furthermore, Seller or Seller Parent shall notify Purchaser in writing promptly after learning of any Action initiated by or against it, or known by Seller or Seller Parent to be threatened in writing against it, or any of its directors, officers or employees of Seller or Seller Parent their capacity as such in connection with this Agreement or the Transactions.

5.5 Director and Officer Indemnification. Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, as provided in the Organizational Documents of the Company shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

5.6 Payments.

(a) Seller and Seller Parent shall promptly pay or deliver to Purchaser any monies or checks which have been sent to Seller, Seller Parent or any of their respective Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Company or the Business and which should have been sent to Purchaser.

(b) Purchaser shall promptly pay or deliver to Seller Parent or its designee any monies or checks which have been sent after the Closing Date to Purchaser to the extent they

should have been sent to Seller or Seller Parent or any of their respective Affiliates (including promptly forwarding invoices or similar documentation to Seller Parent or its designee).

5.7 Further Action. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, each as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated herein.

ARTICLE VI
EMPLOYEE MATTERS COVENANTS

6.1 Employees and Compensation. From and after the Closing Date, Purchaser shall assume and honor, and shall cause the Company to assume and honor, all Compensation Agreements disclosed herein or in the Disclosure Schedules hereto, and all liabilities thereunder in accordance with their terms as in effect immediately before Closing.

6.2 Service Credit. With respect to the coverage of the Company Employees under Purchaser's compensation and benefit plans, programs, policies and other arrangements (the "New Plans"), (i) each such employee's credited service with Seller and its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees in New Plans; (ii) limitations on benefits due to pre-existing conditions shall be waived for any Company Employee enrolled in any group health plan maintained by Seller and its Affiliates as of the Closing Date; and (iii) any out-of-pocket annual maximums and deductibles taken into account under any group health plan of Seller Parent for any Company Employee in the calendar year which contains the Closing Date shall be credited under Purchaser's group health plans for the same calendar year. For all employee benefit plans, practices or arrangements of Purchaser and its Affiliates providing benefits to any Company Employee after the Closing Date, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any similar employee benefit plans, practices or arrangements of Seller and its Affiliates for all purposes, except for purposes s of benefit accrual under any defined benefit plan or to the extent such credit would result in duplication of benefits.

6.3 Miscellaneous Employee Issues. The provisions of this Article VI are solely for the benefit of the Parties to the Agreement, and no employee or former employee of the Company or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement as a result of this Article VI. Nothing in this Article VI shall amend, or be deemed to amend (or prevent the amendment or termination of) any Benefit Plan or any compensation or benefit plan of Sellers or Purchaser or any of their respective Affiliates. Purchaser shall have no obligation to continue to employ or retain the services of any employee or other service provider for any period of time following the Closing and Purchaser shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

ARTICLE VII
TAX MATTERS

7.1 Cooperation on Tax Matters.

(a) The Seller Group shall cooperate fully, as and to the extent reasonably requested by the Purchaser Group, in connection with the filing of any Tax Returns of or with respect to the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the request of any member of the Purchaser Group) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller Group shall (i) retain any books and records in its possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Authority and (ii) give the Purchaser Group hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, allow the other Party hereto to take possession of such books and records.

(b) The Seller Group and the Purchaser Group further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

7.2 Transfer Taxes. All Transfer Taxes, whether imposed on Seller, Purchaser or the Company, shall be paid by Purchaser. Purchaser and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax . The Party required by Law shall file all necessary Tax Returns with respect to all Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

7.3 Straddle Periods. In the case of any Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be: (i) in the case of real property, personal property and similar ad valorem taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

ARTICLE VIII
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND CERTAIN COVENANTS

8.1 Non-Survival of Representations, Warranties, and Certain Covenants.

(a) Each of the representations and warranties and the covenants and agreements (only to the extent such covenant or agreement contemplates or requires performance by a Party prior to the Closing) of the Parties set forth in this Agreement or any Ancillary

Agreement, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, other than in respect of Fraud. In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud. After the Closing, no Party may bring any Action seeking to rescind this Agreement or the transactions contemplated hereby, whether based on Fraud, knowing or intentional misconduct, gross negligence, negligence, breach of contract, breach of statute, tort or otherwise.

(b) Each covenant and agreement that explicitly contemplates performance at or after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for twenty (20) years following the Closing Date, and nothing in this Section 8.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (it being understood that nothing herein will limit or affect Purchaser's or any of its Affiliates' liability for the failure to pay the full Closing Payment and to pay any other amounts payable by it or them at or prior to the Closing as and when required by this Agreement).

(c) The Parties acknowledge and agree, on their own behalves and on behalf of the Purchaser Group or the Seller Group, as the case may be, that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 8.1, none of the Parties would enter into this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The Parties agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.

9.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of a different jurisdiction.

(b) Each Party to this Agreement irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each Party hereby irrevocably waives, to

the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action.

(c) Each Party knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought by any of them against the other in any way arising out of or relating to this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No Party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 9.2. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 9.2 will not be fully enforced in all instances.

9.3 Entire Agreement. This Agreement (including the Schedules to this Agreement) together with the Ancillary Agreements contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement (including the Schedules to this Agreement), or the Ancillary Agreements.

9.4 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

9.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below in which case such notice shall be deemed to have been given when the recipient transmits manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, (c) sent by internationally- recognized courier, in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electro nic mail address or street address as such Party may specify by written notice to the other Party.

(a) **If to Seller or Seller Parent:**

KALERA PLC

(b) **If to Purchaser:**

SANDTON CAPITAL SOLUTIONS MASTER FUND V, L.P.

9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; *provided, however*, that except as to An assignment among the Purchaser Group, no Party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement. Any attempted assignment in violation of this Section 9.6 shall be void.

9.7 Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person not a party to this Agreement (and their successors and assigns) any rights or remedies hereunder.

9.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties. Any Party to this

Agreement may, only by an instrument in writing, waive compliance by any other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with; ,, that Seller may not grant any such waiver without the prior written consent of Seller Parent, and any such waiver granted without such consent shall be null and void and of no force and effect. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

9.9 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Parties has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Parties seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement hereby waives any requirement to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.

9.10 Interpretation; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified; (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (iv) references to "$" shall mean U.S. dollars; (v) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation," unless otherwise specified; (vi) the word "or" shall not be exclusive; (vii) references to "written" or "in writing" include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (x) a reference to any Person includes such Person's successors and permitted assigns; (xi) any disclosure with respect to a section or schedule of this Agreement, including any Section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, shall be deemed to be disclosed for other sections and schedules of this Agreement, including any section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure to such other sections or schedules is reasonably apparent; (xii) any reference to "days" means

calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if such period is specified in Business Days and the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

9.11 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.13 Legal Representation. Purchaser further agrees that, as to all communications between and among all counsel for Seller, Seller Parent, the Company and/or their respective Affiliates (including Milbank LLP), and Seller, Seller Parent, the Company and/or their respective Affiliates that were made before Closing in connection with the negotiation, preparation, execution, delivery or performance of this Agreement or with the transactions contemplated by this Agreement (collectively, the "Privileged Communications"), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to Seller and Seller Parent and may be controlled by Seller and Seller Parent and will not pass to or be claimed by Purchaser or any of its Affiliates (including, following the Closing, the Company). The Privileged Communications are the property of Seller and Seller Parent, and from and after the Closing none of Purchaser, its Affiliates (including, following the Closing, the Company), or any Person purporting to act on behalf of or through Purchaser or such Affiliates will seek to obtain such Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Purchaser, and its Affiliates (including, following the Closing, the Company) together with any of their respective Affiliates, successors or assigns further agree that no such party may use or rely on any of the Privileged Communications in any Action against or involving any of Seller, Seller Parent or any of their respective Affiliates after the Closing. The Privileged Communications may be used by Seller, Seller Parent and/or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of its Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, Purchaser and its Affiliates may assert the attorney-client privilege to prevent disclosure of Privileged Communications by counsel to such

third party, provided that neither Purchaser nor its Affiliates (including, following the Closing, the Company) may waive such privilege without the prior written consent of Seller and Seller Parent.

9.14 Release. Effective as of Closing,

(a) Purchaser on behalf of itself and each of its Subsidiaries and Affiliates (including, following the Closing, the Company) and each of their current and former stockholders, unitholders, members, limited and general partners, controlling persons, directors, officers, trustees, managers, representatives, agents and employees, does hereby irrevocably and unconditionally release and forever discharge the Seller Group, from any and all claims, causes of action, damages, actions, proceedings, suits, debts, judgments, sums of money, accounts, controversies, agreements, promises, injuries, harms, remedies, liens, liabilities and demands whatsoever, whether under federal, state or local law, statute or ordinance, law or in equity, arising out of, or relating to, or accruing from (i) the organization, management or operation of the Company or their relationship with the Company, in each case relating to any matter, occurrence, action or activity on or prior to Closing Date, (ii) the transactions contemplated by this Agreement (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any Ancillary Agreement) (iii) any information, documents or materials furnished in connection with the transactions contemplated by this Agreement, or (iv) the Company's guarantee of the Farm Credit Agreement;

(b) Seller on behalf of itself and each of its Subsidiaries and Affiliates (excluding, following the Closing, the Company) and each of their stockholders, unitholders, members, limited and general partners, controlling persons, directors, officers, trustees, managers, representatives, agents and employees, does hereby irrevocably and unconditionally release and forever discharge the Purchaser Group, from any and all claims, causes of action, damages, actions, proceedings, suits, debts, judgments, sums of money, accounts, controversies, agreements, promises, injuries, harms, remedies, liens, liabilities and demands whatsoever, whether under federal, state or local law, statute or ordinance, law or in equity, arising out of, or relating to, or accruing from (i) the transactions contemplated by this Agreement (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any Ancillary Agreement) or (ii) any information, documents or materials furnished in connection with the transactions contemplated by this Agreement;

(c) Each of Seller and Seller Parent hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any member of the Purchaser Group, based upon any matter purported to be released hereby; and

(d) Purchaser hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any member of the Seller Group, based upon any matter purported to be released hereby;

provided that nothing contained in this Agreement shall release, waiver, discharge, relinquish or otherwise affect the rights or obligations of any Person (i) for claims involving Fraud or (ii) with respect to claims against a Party to this Agreement or any Ancillary Agreement in regards to covenants or agreements contained herein or therein that by their terms contemplate performance following the Closing or otherwise expressly by their terms survive the Closing, to the extent of such survival in accordance with their terms.

9.15 Non-Recourse. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that no Person who or that is not a Party, including any past, present or future director, officer, agent, employee or other Representative of Seller or Seller Parent, any past, present or future member of Seller, Seller Parent or any Affiliate, successor or assignee thereof (collectively, the "Non-Recourse Parties"), in each case solely in such Person's capacity as such, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Agreement (as the case may be) or the negotiation or execution hereof or thereof, and Purchaser hereby waives and releases all such liabilities, claims and obligations against all such Non-Recourse Parties, in each case solely in such Person's capacity as such. In addition, nothing in this Agreement (including this Section 9.15) shall limit the liability of any Person in the event of Fraud with respect to the making of any of the representations and warranties in Article III (in each case, for the avoidance of doubt, as qualified by the Seller Disclosure Schedules), but in each such case if and only to the extent such Person had actual (as opposed to imputed or constructive) knowledge of such Fraud prior to the execution of this Agreement. Non-Recourse Parties are expressly intended as third-party beneficiaries of this Section 9.15.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

KALERA SA

By: ______________________________
Fernando Cornejo
Authorized Signatory

KALERA PLC

By: ______________________________
Fernando Cornejo
Chief Financial Officer

SANDTON CAPITAL SOLUTIONS MASTER FUND V, L.P.

By: SANDTON CAPITAL SOLUTION V GP, LLC
its general partner

By: SANDTON FUND ADVISORS, LLC,
its sole member

By: ______________________________
Thomas Wood
Managing Member

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

KALERA SA

By: ______________________________
Fernando Cornejo
Authorized Signatory

KALERA PLC

By: ______________________________
Fernando Cornejo
Chief Financial Officer

SANDTON CAPITAL SOLUTIONS MASTER FUND V, L.P.

By: SANDTON CAPITAL SOLUTION V GP, LLC
its general partner

By: SANDTON FUND ADVISORS, LLC,
its sole member

By: ______________________________
Thomas Wood
Managing Member

[*Signature Page to Stock Purchase Agreement*]